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                    U.S. TRUST COMPANY, NATIONAL ASSOCIATION

                             NOTICE TO PARTICIPANTS
                                     IN THE
                         WESTINGHOUSE AIR BRAKE COMPANY
                         EMPLOYEE STOCK OWNERSHIP PLAN

Dear ESOP Participant:

     Enclosed with this notice is a Joint Proxy Statement/Prospectus with respect to the Special Meeting of Stockholders of Westinghouse Air Brake Company (the "Company") to be held on November 19, 1999 (the "Special Meeting"). The Special Meeting will be for the purpose of the approval and adoption of the Amended and Restated Agreement and Plan of Merger dated as of September 26, 1999, as amended, between the Company and MotivePower Industries, Inc. and the merger. The Joint Proxy Statement/Prospectus has been prepared by the Board of Directors of the Company in connection with the business to be transacted at the Special Meeting. THE ITEMS TO BE PRESENTED AT THE SPECIAL MEETING ARE IMPORTANT AND ARE DESCRIBED IN THE PROXY MATERIALS BEING ENCLOSED WITH THIS NOTICE.

DIRECTIONS TO THE TRUSTEE

     Only U.S. Trust Company, N.A., as trustee (the "Trustee") of the Westinghouse Air Brake Company Employee Stock Ownership Plan (the "ESOP"), can vote the shares of the Company's stock (the "Shares") held by the ESOP. However, under the terms of the Westinghouse Air Brake Company Employee Stock Ownership Plan and Trust, you, as a participant in the ESOP, are entitled to instruct the Trustee how to vote the Shares that have been allocated to your individual account ("Allocated Shares") and the Shares that have not yet been allocated to the accounts of ESOP participants ("Unallocated Shares").

     Enclosed with this notice is a confidential voting instruction card which is provided to you for the purpose of instructing the Trustee how to vote your Allocated Shares concerning the above matters, which are described in the enclosed Joint Proxy Statement/Prospectus. Your interest in these matters is important. Please take the time to complete the voting instruction card and return it to the Trustee. You may instruct the Trustee to vote for, against, or to abstain from approval of such matters. If you do not provide instructions to the Trustee, your Allocated Shares will be voted in accordance with the Westinghouse Air Brake Company Employee Stock Ownership Plan and Trust, which provides that the Trustee will vote such Shares in the manner directed by the ESOP Committee.

     Unallocated Shares will be voted by the Trustee in the same proportion that the Allocated Shares of all participants for which participant instructions were received are voted. Thus, through your instructions, you will be exercising power and control, as a "named fiduciary" (as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) of the ESOP with respect to the applicable portion of Unallocated Shares. Fiduciaries under ERISA (including "named fiduciaries") are required to act prudently, solely in the interest of plan participants and beneficiaries, and for the exclusive purpose of providing benefits to the participants and beneficiaries.

     The Trustee will vote your Allocated Shares (and an applicable portion of the Unallocated Shares) in accordance with the instructions you provide on the voting instruction card received by the Trustee on or before November 17, 1999, unless the Trustee determines such instructions are contrary to ERISA.

CONFIDENTIALITY

     How you vote will not be revealed, directly or indirectly, to any officer, any other employee or any director of the Company or to anyone else, except as otherwise required by law. You should, therefore, instruct the Trustee to vote the Shares in the manner you think best.

VOTING DEADLINE

     Because of the time required to tabulate voting instructions from participants before the Special Meeting, the Trustee must establish a cut-off date for receiving your instruction card. The cut-off date established by the
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Trustee is 5:00 P.M. Eastern Time on November 17, 1999. The Trustee cannot insure that instruction cards received after the cut-off date will be tabulated. Therefore, it is important that you act promptly and return your instruction card on or before November 17, 1999, in the envelope provided for your convenience. If the Trustee does not receive timely instructions from you with respect to your Shares, the Trustee will vote such Shares in the manner directed by the ESOP Committee, which is currently comprised of William E. Kassling, Robert J. Brooks, and Kevin P. Conner, unless the Trustee determines such instructions are contrary to ERISA.

     If you also hold shares of Common Stock of the Company directly and not through the ESOP, you will receive, under separate cover, proxy solicitation materials including a proxy card. That card should be used to vote the shares you hold directly and CANNOT be used to direct the voting of shares held by the ESOP.

FURTHER INFORMATION

     If you have questions regarding this information provided to you, you may contact the Trustee at (800) 535-3093 between 11:30 A.M. and 7:00 P.M. Eastern Time, Monday through Friday.

     Your ability to instruct the Trustee how to vote your Shares is an important part of your rights as an ESOP participant. Please consider the enclosed material carefully and then furnish your voting instructions promptly.

Dated October 25, 1999

                                          U.S. Trust Company, N.A.,
                                          as Trustee of
                                          WESTINGHOUSE AIR BRAKE COMPANY
                                          EMPLOYEE STOCK OWNERSHIP PLAN